Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
AmerUs Life Holdings, Inc.:

We consent to incorporation by reference in the Registration Statement
Nos. 333-32201, 333-32203, 333-40065, 333-20907, and 333-20905 on Form S-8 of
our reports dated February 13, 1998, relating to the consolidated balance sheets of AmerUs Life Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996, and related consolidated statements of income, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1997, which appears in the December 31, 1997, annual report on Form 10-K/A of AmerUs Life Holdings, Inc.



                                   KPMG Peat Marwick LLP

Des Moines, Iowa
June 4, 1998